Exhibit 10.17

DATA PROCESSING ADDENDUM

(Salesforce Processor Binding Corporate Rules and Standard Contractual Clauses)

(v. 2015-12-15 (AMER))

This Data Processing Addendum (“DPA”) forms part of the Value-Added Reseller Agreement dated September 2, 2010 between Veeva Systems, Inc. (“Reseller”) and salesforce.com, inc. (“SFDC”) for Reseller’s resale of certain SFDC online services to its customers (hereafter, each a “Reseller Customer” and collectively “Reseller Customers”) (including all amendments executed by the parties thereto, the “Agreement”) to reflect the parties’ agreement with regard to the Processing of Customer Data, including Personal Data, in accordance with the requirements of Data Protection Laws and Regulations.

This DPA shall apply only to Salesforce online services that Reseller is permitted to resell under the Agreement (“Resold Services”).

All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

HOW THIS DPA APPLIES

The Reseller entity signing this DPA must be a party to the Agreement, and this DPA is an addendum to and forms part of the Agreement. For the avoidance of doubt, Salesforce.com, Inc. is the Salesforce entity that is party to the Agreement and is party to this DPA.

If the Reseller entity signing this DPA is not a party to the Agreement, this DPA is not valid and is not legally binding. Such entity (for example, a channel partner or affiliate of the Reseller entity that is a party to the Agreement) should request that the Reseller entity who is a party to the Agreement executes this DPA.

This DPA shall not replace any comparable or additional rights relating to Processing of Customer Data contained in Reseller’s Agreement (including any existing data processing addendum to the Agreement).

DATA PROCESSING TERMS

In the course of providing the Resold Services to Reseller for resale to customer(s) pursuant to the Agreement, SFDC may Process Personal Data on behalf of Reseller and/or an applicable Reseller’s Customer and SFDC agrees to comply with the following provisions with respect to any Personal Data.

1.	DEFINITIONS

“Data Controller” means the entity which determines the purposes and means of the Processing of Personal Data.

“Data Processor” means the entity which Processes Personal Data on behalf of the Data Controller.

“Data Protection Laws and Regulations” means all laws and regulations, including laws and regulations of the European Union, the European Economic Area and their member states, applicable to the Processing of Personal Data under the Agreement.

“Data Subject” means the individual to whom Personal Data relates.

“Personal Data” means any information relating to (i) an identified or identifiable person and, (ii) an identified or identifiable legal entity (where such information is protected similarly as personal data or personally identifiable information under applicable Data Protection Laws and Regulations), where such data is submitted to the Resold Services as Customer Data.

“Processing” means any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses)	Page 1 of 22
(15 December 2015_B (RESELLER))

“Salesforce Processor BCR” means Salesforce’s processor binding corporate rules for the Processing of Personal Data, the most current version of which is available on SFDC’s website, currently located at http://trust.salesforce.com, which govern cross-border transfers of Personal Data to and between members of the SFDC Group, and to third-party sub-processors. The scope of application of the Salesforce Processor BCR is set out in Section 9 below.

“Security, Privacy and Architecture Documentation” means the Security, Privacy and Architecture Documentation applicable to the specific Resold Services purchased by Reseller for resale to customer(s), as updated from time to time, and accessible via http://help.salesforce.com and http://www.salesforce.com/company/legal/agreements.jsp under the “Trust and Compliance Documentation” heading, or as otherwise made reasonably available by SFDC.

“SFDC” means the Salesforce entity which is a party to this DPA, as specified in the section “HOW THIS DPA APPLIES” above as salesforce.com, inc., a company incorporated in Delaware.

“SFDC Group” means SFDC and its Affiliates engaged in the Processing of Personal Data.

“Standard Contractual Clauses” means the terms attached hereto as Schedule 3 pursuant to the European Commission’s decision of 5 February 2010 on Standard Contractual Clauses for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection.

“Sub-processor” means any Data Processor engaged by SFDC or a member of the SFDC Group.

2.	PROCESSING OF PERSONAL DATA
2.1

Roles of the Parties.  The parties acknowledge and agree that with regard to the Processing of Personal Data, the applicable Reseller Customer is the Data Controller, Reseller is the Data Processor, that Reseller will engage SFDC as a sub-processor and that SFDC or members of the SFDC Group will engage Sub-processors pursuant to the requirements set forth in Section 5 “Sub-processors” below.

2.2

Reseller’s Processing of Personal Data.  Reseller shall, in its use of the Resold Services, Process Personal Data in accordance with the requirements of Data Protection Laws and Regulations.  For the avoidance of doubt, Reseller’s instructions for the Processing of Personal Data (including those conveyed on behalf of the applicable Reseller Customer) shall comply with Data Protection Laws and Regulations. Reseller shall have sole responsibility for the accuracy, quality, and legality of Personal Data and the means by which Reseller acquired Personal Data.

2.3

SFDC’s Processing of Personal Data. SFDC shall only Process Personal Data on behalf of and in accordance with Reseller’s instructions (including those conveyed on behalf of the applicable Reseller Customer) and/or a Reseller Customer’s instructions, as the case may be, and shall treat Personal Data as Confidential Information. Instructions by Reseller and/or a Reseller Customer may be given only as provided for and within the limits of this DPA.  Reseller, on behalf of itself and the applicable Reseller Customer, instructs SFDC to Process Personal Data for the following purposes: (i) Processing in accordance with the Agreement and applicable Service Order(s); (ii) Processing initiated by Users in their use of the Resold Services; and (iii) Processing to comply with other reasonable instructions provided by Reseller (including those conveyed on behalf of the applicable Reseller Customer) and/or Reseller Customer(s) (e.g., via email) where such instructions are consistent with the terms of the Agreement.

2.4

Scope and Purpose; Categories of Personal Data and Data Subjects. The objective of Processing of Personal Data by SFDC is the performance of the Resold Services pursuant to the Agreement. The types of Personal Data and categories of Data Subjects Processed under this DPA are further specified in Schedule 2 (Details of the Processing) to this DPA.

3.	RIGHTS OF DATA SUBJECTS
3.1

Correction, Blocking and Deletion.  To the extent Reseller, or Reseller Customer, in its use of the Resold Services, does not have the ability to correct, amend, block or delete Personal Data, as required by Data Protection Laws and Regulations, SFDC shall comply with any commercially reasonable request by Reseller to facilitate such actions to the extent SFDC is legally permitted to do so. To the extent legally permitted, Reseller shall be responsible for any costs arising from SFDC’s provision of such assistance.

3.2

Data Subject Requests.  SFDC shall, to the extent legally permitted, promptly notify Reseller if it receives a request from a Data Subject for access to, correction, amendment or deletion of that person’s Personal Data.  SFDC shall not respond to any such Data Subject request without Reseller’s prior written consent except to confirm that the request relates to Reseller. SFDC

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 2 of 22
(20 November 2015_B (RESELLER))

shall provide Reseller with commercially reasonable cooperation and assistance in relation to handling of a Data Subject’s request for access to that person’s Personal Data, to the extent legally permitted and to the extent Reseller does not have access to such Personal Data through its use of the Resold Services.  If legally permitted, Reseller shall be responsible for any costs arising from SFDC’s provision of such assistance.

4.	SFDC PERSONNEL
4.1

Confidentiality.  SFDC shall ensure that its personnel engaged in the Processing of Personal Data are informed of the confidential nature of the Personal Data, have received appropriate training on their responsibilities and have executed written confidentiality agreements. SFDC shall ensure that such confidentiality obligations survive the termination of the personnel engagement.

4.2	Reliability. SFDC shall take commercially reasonable steps to ensure the reliability of any SFDC personnel engaged in the Processing of Personal Data.
4.3	Limitation of Access. SFDC shall ensure that SFDC’s access to Personal Data is limited to those personnel providing Resold Services in accordance with the Agreement.
4.4

Data Protection Officer. Members of the SFDC Group have appointed a data protection officer where such appointment is required by Data Protection Laws and Regulations. The appointed person may be reached at privacy@salesforce.com.

5.	SUB-PROCESSORS
5.1

Appointment of Sub-processors. Reseller acknowledges and agrees that (a) SFDC’s Affiliates may be retained as Sub-processors; and (b) SFDC and SFDC’s Affiliates respectively may engage third-party Sub-processors in connection with the provision of the Resold Services.

5.2

List of Current Sub-processors and Notification of New Sub-processors.  SFDC shall make available to Reseller the current list of Sub-processors for the Resold Services identified in Appendix 3 of the Standard Contractual Clauses attached hereto. Such sub-processor lists shall include the identities of those Sub-processors and their country of location (“Sub-processor Lists”). SFDC shall provide Reseller with a mechanism to subscribe to updates to the Sub-processor Lists, to which Reseller shall subscribe, and shall provide notification of such updates before authorizing any new Sub-processor(s) to Process Personal Data in connection with the provision of the applicable Resold Services.

5.3

Objection Right for New Sub-processors.  If Reseller has a reasonable basis to object to SFDC’s use of a new Sub-processor, Reseller shall notify SFDC promptly in writing within thirty (30) days after receipt of SFDC’s notice in accordance with the mechanism set out in Section 5.2. In the event Reseller objects to a new Sub-processor, and that objection is not unreasonable, SFDC will use reasonable efforts to make available to Reseller a change in the applicable Resold Services or recommend a commercially reasonable change to Reseller’s configuration or use of the applicable Resold Services to avoid Processing of Personal Data by the objected-to new Sub-processor without unreasonably burdening the Reseller. If SFDC is unable to make available such change within a reasonable period of time, which shall not exceed sixty (60) days, Reseller may terminate the applicable Service Order(s) with respect only to those Resold Services which cannot be provided by SFDC without the use of the objected-to new Sub-processor by providing written notice to SFDC. SFDC will refund Reseller any prepaid fees covering the remainder of the term of such Service Order(s) following the effective date of termination with respect to such terminated Resold Services.

5.4

Liability. SFDC shall be liable for the acts and omissions of its Sub-processors to the same extent SFDC would be liable if performing the services of each Sub-processor directly under the terms of this DPA, except as otherwise set forth in the Agreement.

6.	SECURITY
6.1

Controls for the Protection of Personal Data. SFDC shall maintain administrative, physical and technical safeguards for protection of the security, confidentiality and integrity of Customer Data, including Personal Data, as set forth in the Security, Privacy and Architecture Documentation. SFDC regularly monitors compliance with these safeguards. SFDC will not materially decrease the overall security of the Resold Services during the subscription term.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 3 of 22
(20 November 2015_B (RESELLER))

6.2

Third-Party Certifications and Audits.  SFDC has obtained the third-party certifications and audits set forth in the Security, Privacy and Architecture Documentation.  Upon Reseller’s written request at reasonable intervals, SFDC shall make available to Reseller that is not a competitor of SFDC (or Reseller’s independent, third-party auditor that is not a competitor of SFDC) a copy of SFDC’s then most recent third-party audits or certifications, as applicable, or any summaries thereof, that SFDC generally makes available to its customers at the time of such request.

7.	SECURITY BREACH MANAGEMENT AND NOTIFICATION

SFDC maintains security incident management policies and procedures specified in the Security, Privacy and Architecture Documentation and shall, to the extent permitted by law, promptly notify Reseller of any actual or reasonably suspected unauthorized disclosure of Customer Data, including Personal Data, by SFDC or its Sub-processors of which SFDC becomes aware (a “Security Breach”). To the extent such Security Breach is caused by a violation of the requirements of this DPA by SFDC, SFDC shall make reasonable efforts to identify and remediate the cause of such Security Breach.

8.	RETURN AND DELETION OF CUSTOMER DATA

Upon request by Reseller made within 30 days following termination of the provision of data-processing services for the applicable Reseller Customer, SFDC will return Customer Data to the applicable Reseller Customer and delete applicable Customer Data in accordance with the procedures and timeframes specified in the Security, Privacy and Architecture Documentation except as required or permitted by the applicable agreement between such Reseller Customer and SFDC.

9.	ADDITIONAL TERMS FOR BCR SERVICES
9.1

Resellers covered by the Salesforce Processor BCR. The Salesforce Processor BCR and the additional terms in this Section 9 shall apply to Reseller with respect to a Reseller Customer established in European Economic Area member states whose processing activities for the relevant data are governed by the EU Data Protection Directive 95/46/EC (“EU Data Protection Directive”) and/or implementing national legislation.

9.2

Scope of Services covered by the Salesforce Processor BCR. As applicable, the Salesforce Processor BCR apply to the provision of the Resold Services listed in Schedule 1 to this DPA (the “BCR Services”).

9.3

Audits and Certifications for the BCR Services. Upon Reseller’s request, on behalf of itself or its Reseller Customers, and subject to the confidentiality obligations set forth in the Agreement, SFDC shall make available to Reseller (or Reseller’s independent, third-party auditor that is not a competitor of SFDC) information regarding the SFDC’s compliance with the obligations set forth in this DPA in the form of the SFDC’s ISO 27001 certification and/or SOC 1, SOC 2, or SOC 3 reports for the BCR Services, as described in the relevant Security, Privacy and Architecture Documentation. Reseller may contact SFDC in accordance with the “Notices” Section of the Agreement to request an on-site audit, including on behalf of its Reseller Customers, of the architecture, systems and procedures relevant to the protection of Personal Data at locations where Personal Data is stored. For the initial on-site audit conducted by Reseller during a given calendar year (each an “Initial Audit”), Reseller shall reimburse the SFDC Group for any time expended for any such on-site audit at the SFDC Group’s then-current professional services rates, which shall be made available to Reseller upon request. For any on-site audit after the Initial Audit during a given calendar year, Reseller shall reimburse the SFDC Group for any time expended for any such on-site audit at professional services rates to be determined in SFDC’s sole discretion, which shall be made available to Reseller upon request. Reseller agrees to carry out any on-site audits in reasonable scope, manner and intervals to avoid, to the extent reasonably possible, any disruption of the SFDC Group's operation processes and to take all reasonable measures to limit the impact on the SFDC Group, which includes, to the extent reasonably possible, combining several audit requests carried out on behalf of different Reseller Customers in one single audit. Before the commencement of any such on-site audit, Reseller and SFDC shall mutually agree upon the scope, timing, and duration of the audit in addition to the reimbursement rate for which Reseller shall be responsible. All reimbursement rates shall be reasonable, taking into account the sources expended . Reseller shall promptly notify SFDC with information regarding any non-compliance discovered during the course of an audit.

9.4

Reference to the Salesforce Processor BCR.  All provisions contained in the Salesforce Processor BCR, the most current version of which is available on SFDC’s website, currently located at http://trust.salesforce.com, are incorporated by reference and are an integral part of this DPA.

9.5

Liability.  In accordance with the Agreement, Reseller shall have the right to enforce the Salesforce Processor BCR against the SFDC Group, including judicial remedies and the right to receive compensation.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 4 of 22
(20 November 2015_B (RESELLER))

9.6	Conflict. In the event of any conflict or inconsistency between this DPA and the Salesforce Processor BCR, the Salesforce Processor BCR shall prevail.
10.	ADDITIONAL TERMS FOR EU PERSONAL DATA FOR NON-BCR SERVICES
10.1

Application of Standard Contractual Clauses.  The Standard Contractual Clauses in Schedule 3 (the “Standard Contractual Clauses”) and the additional terms in this Section 10 will apply mutatis mutandis to the Processing of Personal Data by SFDC in the course of providing the applicable Resold Services listed in Appendix 3 to the Standard Contractual Clauses (the “SCC Services”) as set forth below:

10.1.1

The Standard Contractual Clauses apply only to Personal Data that is transferred from the European Economic Area and/or Switzerland to outside the European Economic Area and Switzerland, either directly or via onward transfer, to any country or recipient: (i) not recognized by the European Commission as providing an adequate level of protection for personal data (as described in the EU Data Protection Directive), and (ii) not covered by a suitable framework (e.g. Binding Corporate Rules for Processors) recognized by the relevant authorities or courts as providing an adequate level of protection for personal data.

10.1.2

The parties understand and agree that Reseller has been engaged as Data Processor to Process Personal Data on behalf of and in accordance with the instructions of its Reseller Customers (in their role as Data Controllers). With regard to Reseller Customers established within the European Economic Area or Switzerland only (each a “Data Exporter Controller”), Reseller may choose to enter into data transfer agreements pursuant to EU Commission Decision 2010/87/EU of 5 February 2010 (C(2010)593) on the basis of the standard contractual clauses for the transfer of personal data to processors established in third countries (“Data Transfer Agreement”). Under clause 11 of such Data Transfer Agreement, Reseller may subcontract its obligations to a sub-processor only by way of a written agreement with the sub-processor that imposes the same obligations on the sub-processor as are imposed on the Reseller under the Data Transfer Agreement. For this purpose, the parties understand and agree that the Standard Contractual Clauses set forth in Schedule 3 shall apply – mutatis mutandis – to Reseller and SFDC in regard to the sub-processing operations of Personal Data by SFDC in conjunction with the Agreement, thereby imposing the same obligations, as between SFDC and Reseller only, on SFDC (as a sub-processor of Reseller) as are imposed on Reseller as the data importer under a Data Transfer Agreement as between Reseller and its Data Exporter Controllers. Both parties are aware of the fact that the Standard Contractual Clauses set forth in Schedule 3 do not apply directly to the relationship between a Data Processor and its Sub-Processor, and accordingly agree that nothing in this DPA is intended to create any direct rights for a Data Exporter Controller or to allow a Data Exporter Controller to impose any obligations on SFDC. The parties acknowledge and agree that the rights and obligations of “data exporter” under the Standard Contractual Clauses shall apply to Reseller mutatis mutandis as applicable in its role as Data Processor, and the rights and obligations of “data importer” under the Standard Contractual Clauses shall apply to SFDC mutatis mutandis as applicable in its role as sub-processor of Reseller. For the avoidance of doubt, this DPA does not create any contractual relationship between SFDC and any Data Exporter Controller.

10.2

Instructions.  This DPA and the Agreement are Reseller’s complete and final instructions, including on behalf of Reseller Customer(s), to SFDC for the Processing of Personal Data. Any additional or alternate instructions must be agreed upon separately. For the purposes of Clause 5(a) of the Standard Contractual Clauses, the following is deemed an instruction by the Reseller, on behalf of Reseller Customer(s), to process Personal Data: (a) Processing in accordance with the Agreement and applicable Service Order(s); and (b) Processing initiated by Users in their use of the SCC Services.

10.3

Sub-processors.  Pursuant to Clause 5(h) of the Standard Contractual Clauses, Reseller acknowledges and expressly agrees that (a) SFDC’s Affiliates may be retained as Sub-processors; and (b) SFDC and SFDC’s Affiliates respectively may engage third-party Sub-processors in connection with the provision of the SCC Services.

10.4

List of Current Sub-processors and Notification of New Sub-processors.  SFDC shall make available to Reseller a current list of Sub-processors for the respective SCC Services with the identities of those Sub-processors (“Sub-processor List”). SFDC shall provide Reseller with a mechanism to subscribe to updates to the relevant Sub-processor List, to which Reseller shall subscribe, and SFDC shall provide such updates before authorizing any new Sub-processor(s) to Process Personal Data in connection with the provision of the SCC Services.

10.5

Objection Right for new Sub-processors.  If Reseller has a reasonable basis to object to SFDC’s use of a new Sub-processor, Reseller shall notify SFDC promptly in writing within 10 business days after receipt of SFDC’s notice in accordance with the mechanism set out in Section 10.4.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 5 of 22
(20 November 2015_B (RESELLER))

10.5.1

In the event Reseller objects to a new Sub-processor(s) and that objection is not unreasonable, SFDC will use reasonable efforts to make available to Reseller a change in the affected SCC Services or recommend a commercially reasonable change to Reseller’s configuration or use of the affected SCC Services to avoid Processing of Personal Data by the objected-to new Sub-processor without unreasonably burdening Reseller. If SFDC is unable to make available such change within a reasonable period of time, which shall not exceed sixty (60) days, Reseller may terminate the applicable Service Order(s) in respect only to those SCC Services which cannot be provided by SFDC without the use of the objected-to new Sub-processor, by providing written notice to SFDC. Reseller shall receive a refund of any prepaid fees for the period following the effective date of termination in respect of such terminated SCC Services.

10.5.2

The parties agree that the copies of the Sub-processor agreements that must be sent by SFDC to Reseller pursuant to Clause 5(j) of the Standard Contractual Clauses may have all commercial information, or clauses unrelated to the Standard Contractual Clauses or their equivalent, removed by SFDC beforehand; and, that such copies will be provided by SFDC only upon reasonable request by Reseller.

10.6

Audits and Certifications. The parties agree that the audits described in Clause 5(f), Clause 11 and Clause 12(2) of the Standard Contractual Clauses shall be carried out in accordance with the following specifications:

Upon Reseller’s request, on behalf of itself or its Reseller Customers, and subject to the confidentiality obligations set forth in the Agreement, SFDC shall make available to Reseller (or Reseller’s independent, third-party auditor that is not a competitor of SFDC) information regarding the SFDC Group’s compliance with the obligations set forth in this DPA in the form of the third-party certifications and audits set forth in the Security, Privacy and Architecture Documentation to the extent SFDC makes them generally available to its customers.  Reseller may contact SFDC in accordance with the “Notices” Section of the Agreement to request an on-site audit, including on behalf of its Reseller Customers, of the procedures relevant to the protection of Personal Data. For the initial on-site audit conducted by Reseller during a given calendar year (each an “Initial Audit”), Reseller shall reimburse the SFDC Group for any time expended for any such on-site audit at the SFDC Group’s then-current professional services rates, which shall be made available to Reseller upon request. For any on-site audit after the Initial Audit during a given calendar year, Reseller shall reimburse the SFDC Group for any time expended for any such on-site audit at professional services rates to be determined in SFDC’s sole discretion, which shall be made available to Reseller upon request. Reseller agrees to carry out any on-site audits in reasonable scope, manner and intervals to avoid, to the extent reasonably possible, any disruption of the SFDC Group's operation processes and to take all reasonable measures to limit the impact on the SFDC Group, which includes, to the extent reasonably possible, combining several audit requests carried out on behalf of different Reseller Customers in one single audit. Before the commencement of any such on-site audit, Reseller and SFDC shall mutually agree upon the scope, timing, and duration of the audit in addition to the reimbursement rate for which Reseller shall be responsible. All reimbursement rates shall be reasonable, taking into account the resources expended. Reseller shall promptly notify SFDC with information regarding any non-compliance discovered during the course of an audit.

10.7	Certification of Deletion. The parties agree that the certification of deletion of Personal Data that is described in Clause 12(1) shall be provided by SFDC to Reseller only upon Reseller’s request.
10.8	Conflict. In the event of any conflict or inconsistency between this DPA and the Standard Contractual Clauses in Schedule 3, the Standard Contractual Clauses shall prevail.
11.	LIMITATION OF LIABILITY

Each party’s and its Affiliates’ liability arising out of or related to this DPA (whether in contract, tort or under any other theory of liability) is subject to the section ‘Limitation of Liability’ of the Agreement, and any reference in such section to the liability of a party means that party and its Affiliates in the aggregate.

12.	PARTIES TO THIS DPA

Salesforce.com, inc. is the Salesforce entity that is party to the Agreement and is a party to this DPA.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 6 of 22
(20 November 2015_B (RESELLER))

RESELLER		SALESFORCE.COM, INC.

Signature:	/s/ Josh Faddis	Signature:	/s/ Jenna Hillard
Reseller Legal Name:	Veeva Systems Inc.
Print Name:	Josh Faddis	Print Name:	Jenna Hillard
Title:	General Counsel	Title:	Sr. Manager, Order Management
Date:	January 23, 2016	Date:	January 22, 2016

List of Schedules

●	Schedule 1: BCR Services
●	Schedule 2: Details of the Processing
●	Schedule 3: Standard Contractual Clauses

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 7 of 22
(20 November 2015_B (RESELLER))

SCHEDULE 1 - BCR SERVICES

●	Sales Cloud
●	Service Cloud
●	Chatter
●	Communities
●	Force.com

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 8 of 22
(20 November 2015_B (RESELLER))

SCHEDULE 2 - DETAILS OF THE PROCESSING

Reseller

Veeva Systems, Inc. is a provider of cloud-based solutions, and which processes personal data upon the instructions of its Reseller Customers (in their respective roles as Data Controller) in accordance with the terms of an agreement with such Reseller Customers. Categories of Data Subjects

Reseller may submit Personal Data to the Resold Services, the extent of which is determined and controlled by Reseller in its sole discretion, and which may include, but is not limited to Personal Data relating to the following categories of data subjects:

●	Prospects, customers, business partners and vendors of Reseller (who are natural persons)
●	Employees or contact persons of Reseller’s prospects, customers, business partners and vendors
●	Employees, agents, advisors, freelancers of Reseller (who are natural persons)
●	Reseller’s Users authorized by Reseller to use the Services
●	Doctors and other medical professionals and employees or contact persons of Reseller Customer

Categories of Personal Data

Reseller may submit Personal Data to the Resold Services, the extent of which is determined and controlled by Reseller in its sole discretion, and which may include, but is not limited to the following categories of Personal Data:

●	First and last name
●	Title
●	Position
●	Employer
●	Contact information (company, email, phone, physical business address)
●	ID data
●	Professional life data (medical specialty, license details)
●	Personal life data
●	Connection data
●	Localisation data

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 9 of 22
(20 November 2015_B (RESELLER))

SCHEDULE 3 - STANDARD CONTRACTUAL CLAUSES

Standard Contractual Clauses (processors)

For the purposes of Article 26(2) of Directive 95/46/EC for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection.

Name of the data exporting organisation:

Address:

Tel.:	;	fax:	;	e-mail:

Other information needed to identify the organisation:

……………………………………………………………

(the data exporter or “Reseller” as used herein)

And

Name of the data importing organisation:

Address:

Tel.:	;	fax:	;	e-mail:

Other information needed to identify the organisation:

……………………………………………………………

(the data importer)

each a “party”; together “the parties”,

HAVE AGREED

Clause 1

Definitions

For the purposes of the Clauses:

(a)

'personal data', 'special categories of data', 'process/processing', 'controller', 'processor', 'data subject' and 'supervisory authority' shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data;

(b)	'the data exporter' means the controller who transfers the personal data;
(c)

'the data importer' means the processor who agrees to receive from the data exporter personal data intended for processing on his behalf after the transfer in accordance with his instructions and the terms of the Clauses and who is not subject to a third country's system ensuring adequate protection within the meaning of Article 25(1) of Directive 95/46/EC;

(d)

'the subprocessor' means any processor engaged by the data importer or by any other subprocessor of the data importer who agrees to receive from the data importer or from any other subprocessor of the data importer personal data exclusively intended for processing activities to be carried out on behalf of the data exporter after the transfer in accordance with his instructions, the terms of the Clauses and the terms of the written subcontract;

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 10 of 22
(20 November 2015_B (RESELLER))

(e)

'the applicable data protection law' means the legislation protecting the fundamental rights and freedoms of individuals and, in particular, their right to privacy with respect to the processing of personal data applicable to a data controller in the Member State in which the data exporter is established;

(f)

'technical and organisational security measures' means those measures aimed at protecting personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

Clause 2

Details of the transfer

The details of the transfer and in particular the special categories of personal data where applicable are specified in Appendix 1 which forms an integral part of the Clauses.

Clause 3

Third-party beneficiary clause

1.

The data subject can enforce against the data exporter this Clause, Clause 4(b) to (i), Clause 5(a) to (e), and (g) to (j), Clause 6(1) and (2), Clause 7, Clause 8(2), and Clauses 9 to 12 as third-party beneficiary.

2.

The data subject can enforce against the data importer this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where the data exporter has factually disappeared or has ceased to exist in law unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law, as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity.

3.

The data subject can enforce against the subprocessor this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

4.	The parties do not object to a data subject being represented by an association or other body if the data subject so expressly wishes and if permitted by national law.

Clause 4

Obligations of the data exporter

The data exporter agrees and warrants:

(a)

that the processing, including the transfer itself, of the personal data has been and will continue to be carried out in accordance with the relevant provisions of the applicable data protection law (and, where applicable, has been notified to the relevant authorities of the Member State where the data exporter is established) and does not violate the relevant provisions of that State;

(b)

that it has instructed and throughout the duration of the personal data processing services will instruct the data importer to process the personal data transferred only on the data exporter's behalf and in accordance with the applicable data protection law and the Clauses;

(c)	that the data importer will provide sufficient guarantees in respect of the technical and organisational security measures specified in Appendix 2 to this contract;

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 11 of 22
(20 November 2015_B (RESELLER))

(d)

that after assessment of the requirements of the applicable data protection law, the security measures are appropriate to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing, and that these measures ensure a level of security appropriate to the risks presented by the processing and the nature of the data to be protected having regard to the state of the art and the cost of their implementation;

(e)	that it will ensure compliance with the security measures;
(f)

that, if the transfer involves special categories of data, the data subject has been informed or will be informed before, or as soon as possible after, the transfer that its data could be transmitted to a third country not providing adequate protection within the meaning of Directive 95/46/EC;

(g)

to forward any notification received from the data importer or any subprocessor pursuant to Clause 5(b) and Clause 8(3) to the data protection supervisory authority if the data exporter decides to continue the transfer or to lift the suspension;

(h)

to make available to the data subjects upon request a copy of the Clauses, with the exception of Appendix 2, and a summary description of the security measures, as well as a copy of any contract for subprocessing services which has to be made in accordance with the Clauses, unless the Clauses or the contract contain commercial information, in which case it may remove such commercial information;

(i)

that, in the event of subprocessing, the processing activity is carried out in accordance with Clause 11 by a subprocessor providing at least the same level of protection for the personal data and the rights of data subject as the data importer under the Clauses; and

(j)	that it will ensure compliance with Clause 4(a) to (i).

Clause 5

Obligations of the data importer

The data importer agrees and warrants:

(a)

to process the personal data only on behalf of the data exporter and in compliance with its instructions and the Clauses; if it cannot provide such compliance for whatever reasons, it agrees to inform promptly the data exporter of its inability to comply, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(b)

that it has no reason to believe that the legislation applicable to it prevents it from fulfilling the instructions received from the data exporter and its obligations under the contract and that in the event of a change in this legislation which is likely to have a substantial adverse effect on the warranties and obligations provided by the Clauses, it will promptly notify the change to the data exporter as soon as it is aware, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(c)	that it has implemented the technical and organisational security measures specified in Appendix 2 before processing the personal data transferred;
(d)	that it will promptly notify the data exporter about:
(i)

any legally binding request for disclosure of the personal data by a law enforcement authority unless otherwise prohibited, such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation,

(ii)	any accidental or unauthorised access, and
(iii)	any request received directly from the data subjects without responding to that request, unless it has been otherwise authorised to do so;
(e)

to deal promptly and properly with all inquiries from the data exporter relating to its processing of the personal data subject to the transfer and to abide by the advice of the supervisory authority with regard to the processing of the data transferred;

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 12 of 22
(20 November 2015_B (RESELLER))

(f)

at the request of the data exporter to submit its data processing facilities for audit of the processing activities covered by the Clauses which shall be carried out by the data exporter or an inspection body composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality, selected by the data exporter, where applicable, in agreement with the supervisory authority;

(g)

to make available to the data subject upon request a copy of the Clauses, or any existing contract for subprocessing, unless the Clauses or contract contain commercial information, in which case it may remove such commercial information, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures in those cases where the data subject is unable to obtain a copy from the data exporter;

(h)	that, in the event of subprocessing, it has previously informed the data exporter and obtained its prior written consent;
(i)	that the processing services by the subprocessor will be carried out in accordance with Clause 11;
(j)	to send promptly a copy of any subprocessor agreement it concludes under the Clauses to the data exporter.

Clause 6

Liability

1.

The parties agree that any data subject, who has suffered damage as a result of any breach of the obligations referred to in Clause 3 or in Clause 11 by any party or subprocessor is entitled to receive compensation from the data exporter for the damage suffered.

2.

If a data subject is not able to bring a claim for compensation in accordance with paragraph 1 against the data exporter, arising out of a breach by the data importer or his subprocessor of any of their obligations referred to in Clause 3 or in Clause 11, because the data exporter has factually disappeared or ceased to exist in law or has become insolvent, the data importer agrees that the data subject may issue a claim against the data importer as if it were the data exporter, unless any successor entity has assumed the entire legal obligations of the data exporter by contract of by operation of law, in which case the data subject can enforce its rights against such entity.

The data importer may not rely on a breach by a subprocessor of its obligations in order to avoid its own liabilities.

3.

If a data subject is not able to bring a claim against the data exporter or the data importer referred to in paragraphs 1 and 2, arising out of a breach by the subprocessor of any of their obligations referred to in Clause 3 or in Clause 11 because both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, the subprocessor agrees that the data subject may issue a claim against the data subprocessor with regard to its own processing operations under the Clauses as if it were the data exporter or the data importer, unless any successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law, in which case the data subject can enforce its rights against such entity. The liability of the subprocessor shall be limited to its own processing operations under the Clauses.

Clause 7

Mediation and jurisdiction

1.

The data importer agrees that if the data subject invokes against it third-party beneficiary rights and/or claims compensation for damages under the Clauses, the data importer will accept the decision of the data subject:

(a)	to refer the dispute to mediation, by an independent person or, where applicable, by the supervisory authority;
(b)	to refer the dispute to the courts in the Member State in which the data exporter is established.
2.

The parties agree that the choice made by the data subject will not prejudice its substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 13 of 22
(20 November 2015_B (RESELLER))

Clause 8

Cooperation with supervisory authorities

1.	The data exporter agrees to deposit a copy of this contract with the supervisory authority if it so requests or if such deposit is required under the applicable data protection law.
2.

The parties agree that the supervisory authority has the right to conduct an audit of the data importer, and of any subprocessor, which has the same scope and is subject to the same conditions as would apply to an audit of the data exporter under the applicable data protection law.

3.

The data importer shall promptly inform the data exporter about the existence of legislation applicable to it or any subprocessor preventing the conduct of an audit of the data importer, or any subprocessor, pursuant to paragraph 2. In such a case the data exporter shall be entitled to take the measures foreseen in Clause 5 (b).

Clause 9

Governing Law

The Clauses shall be governed by the law of the Member State in which the data exporter is established.

Clause 10

Variation of the contract

The parties undertake not to vary or modify the Clauses. This does not preclude the parties from adding clauses on business related issues where required as long as they do not contradict the Clause.

Clause 11

Subprocessing

1.

The data importer shall not subcontract any of its processing operations performed on behalf of the data exporter under the Clauses without the prior written consent of the data exporter. Where the data importer subcontracts its obligations under the Clauses, with the consent of the data exporter, it shall do so only by way of a written agreement with the subprocessor which imposes the same obligations on the subprocessor as are imposed on the data importer under the Clauses. Where the subprocessor fails to fulfil its data protection obligations under such written agreement the data importer shall remain fully liable to the data exporter for the performance of the subprocessor’s obligations under such agreement.

2.

The prior written contract between the data importer and the subprocessor shall also provide for a third-party beneficiary clause as laid down in Clause 3 for cases where the data subject is not able to bring the claim for compensation referred to in paragraph 1 of Clause 6 against the data exporter or the data importer because they have factually disappeared or have ceased to exist in law or have become insolvent and no successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

3.

The provisions relating to data protection aspects for subprocessing of the contract referred to in paragraph 1 shall be governed by the law of the Member State in which the data exporter is established.

4.

The data exporter shall keep a list of subprocessing agreements concluded under the Clauses and notified by the data importer pursuant to Clause 5(j), which shall be updated at least once a year. The list shall be available to the data exporter's data protection supervisory authority.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 14 of 22
(20 November 2015_B (RESELLER))

Clause 12

Obligation after the termination of personal data processing services

1.

The parties agree that on the termination of the provision of data processing services, the data importer and the subprocessor shall, at the choice of the data exporter, return all the personal data transferred and the copies thereof to the data exporter or shall destroy all the personal data and certify to the data exporter that it has done so, unless legislation imposed upon the data importer prevents it from returning or destroying all or part of the personal data transferred. In that case, the data importer warrants that it will guarantee the confidentiality of the personal data transferred and will not actively process the personal data transferred anymore.

2.

The data importer and the subprocessor warrant that upon request of the data exporter and/or of the supervisory authority, it will submit its data processing facilities for an audit of the measures referred to in paragraph 1.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 15 of 22
(20 November 2015_B (RESELLER))

APPENDIX 1 TO THE STANDARD CONTRACTUAL CLAUSES

This Appendix forms part of the Clauses and must be completed and signed by the parties

The Member States may complete or specify, according to their national procedures, any additional necessary information to be contained in this Appendix.

Data exporter

The data exporter (as such term is applied mutatis mutandis per Section 10.1.2 of the DPA to Reseller as applicable in its role as processor) is (please specify briefly your activities relevant to the transfer):

Reseller is a legal entity that resells the SCC Services to customers established within the European Economic Area or Switzerland (each a Data Exporter Controller as defined above)

Data importer

The data importer (as such term is applied mutatis mutandis per Section 10.1.2 of the DPA to salesforce.com, inc. as applicable in its role as sub-processor) is (please specify briefly activities relevant to the transfer):

Salesforce.com, inc. is a provider of enterprise cloud computing solutions which processes personal data as sub-processor on behalf of the Data Exporter Controller in accordance with the terms of the Agreement.

Data subjects

The personal data transferred concern the following categories of data subjects (please specify):

The Data Exporter Controller and/or Reseller may submit Personal Data to the SCC Services, the extent of which is determined and controlled by the Data Exporter Controller and/or Reseller in their sole discretion, and which may include, but is not limited to Personal Data relating to the following categories of data subjects:

•	Prospects, customers, business partners and vendors of Data Exporter Controller)
•	Employees or contact persons of Data Exporter Controller’s prospects, customers, business partners and vendors
•	Employees, agents, advisors, freelancers of Data Exporter Controller
•	Data Exporter Controller’s Users authorized by Data Exporter Controller to use the SCC Services
•	Doctors and other medical professionals and employees or contact persons of Reseller Customer

Categories of data

The personal data transferred concern the following categories of data (please specify):

Data Exporter Controller and/or Reseller may submit Personal Data to the SCC Services, the extent of which is determined and controlled by the Data Exporter Controller and/or Reseller in their sole discretion, and which may include, but is not limited to the following categories of Personal Data:

•	First and last name
•	Title
•	Position
•	Employer
•	Contact information (company, email, phone, physical business address)
•	ID data

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 16 of 22
(20 November 2015_B (RESELLER))

•	Professional life data (medical specialty, license details)
•	Personal life data
•	Connection data
•	Localisation data

Special categories of data (if appropriate)

The personal data transferred concern the following special categories of data (please specify):

Data Exporter Controller and/or Reseller may submit special categories of data to the SCC Services, the extent of which is determined and controlled by the Data Exporter Controller and/or Reseller in their sole discretion, and which is for the sake of clarity Personal Data with information revealing racial or ethnic origin, political opinions, religious or philosophical beliefs, trade-union membership, and the processing of data concerning health or sex life.

Processing operations

The personal data transferred will be subject to the following basic processing activities (please specify):

The objective of Processing of Personal Data by salesforce.com, inc. is the performance of the SCC Services pursuant to the Agreement.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 17 of 22
(20 November 2015_B (RESELLER))

APPENDIX 2 TO THE STANDARD CONTRACTUAL CLAUSES

This Appendix forms part of the Clauses

SECURITY MEASURES OF SALESFORCE.COM, INC., IN ITS ROLE AS A “DATA IMPORTER” HEREUNDER (as such term is applied mutatis mutandis per Section 10.1.2 of the DPA to salesforce.com, inc. as applicable in its role as sub-processor)

Description of the technical and organisational security measures implemented by the data importer in accordance with Clauses 4(d) and 5(c) (or document/legislation attached):

salesforce.com, inc. will maintain administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of Personal Data uploaded to the SCC Services, as described in the Security, Privacy and Architecture Documentation applicable to the specific SCC Services purchased by the Data Exporter Controller, and accessible via http://help.salesforce.com or otherwise made reasonably available by SFDC.

SECURITY MEASURES OF VEEVA SYSTEMS, INC.,  IN ITS ROLE AS A “DATA EXPORTER” HEREUNDER (as such term is applied mutatis mutandis per Section 10.1.2 of the DPA to Reseller as applicable in its role as processor)

Security Policy and Standards

1.	Veeva has up to date information security policies which are applied across the enterprise. The policies include:
-	general principles to be observed
-	responsibilities
-	penalties for violation
2.	Veeva has clearly defined security standards and supporting guidelines that underpin and give effect to its policies. This document sets forth key aspects of such standards.

Security Organization and Management

3.	Responsibility for security management is clearly defined and in place for:
-	coordinating the information security arrangements of Veeva
-	acting as a focal point of contact on information security issues
-	monitoring the effectiveness of security arrangements and maintaining approved security standards
4.	An information security officer or function is in place to help business managers, users, IT staff and others to fulfill their information security responsibilities.
5.	Arrangements are in place to ensure that there is accountability for the security and use of information assets, and in particular the assets covered by this agreement.

Security Architecture

6.	A security architecture has been devised and applied across the information resources of Veeva. The architecture comprises a defined set of security mechanisms and supporting standards.
7.	The architecture:
-	supports information resources requiring different levels of protection;
-	enables the secure flow of information within and between technical environments;
-	provides authorized users with an efficient means of gaining access to information resources in different technical environments; and
-	enables access privileges for individual users to be revoked efficiently when users leave or change jobs.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 18 of 22
(20 November 2015_B (RESELLER))

8.	Veeva maintains an accurate and complete inventory of its critical information assets and the applications used to process them.

Personnel Security

9.

Responsibilities for all information processing activities are clearly defined, including the management and control of operational systems, administration and support of communication networks and the development of new systems.

10.	The roles and access rights of computer operators/system administrators are segregated from those of network and systems development staff.
11.	Personnel procedures are in place to:
-	supervise information processing activity
-	minimize the risk of improper activity or error
-	screen applicants for security-sensitive positions
12.

Appropriate arrangements are in place to log and monitor activity by personnel engaged in the handling and processing of information assets. Logs should provide sufficient information to enable the diagnosis of disruptive events and establish individual accountability.

Physical and Environmental Security

13.	Equipment and facilities are protected against loss or damage. Measures include but are not limited to:
-	physical access is restricted to authorized personnel
-	security staff are employed to provide appropriate protection
-	staff are equipped to protect sensitive information assets
14.	Specialized equipment is used in the production environment to:
-	protect from power outages/failures
-	allow rapid recovery of assets in the event of an outage (see disaster recovery objectives elsewhere in this document)
-	protect power, network infrastructure and critical systems from damage or compromise
-	protect buildings against natural disaster or deliberate attack.

Network Communications and Systems Management

15.	Remote access to systems/data is available only after proper authentication.
16.	Firewalls are used to protect systems and data against external and internal attack. Procedures are in place to validate the firewall rule base and to control future changes to firewall rules.
17.

Firewalls are positioned to control information flows between network domains and/or between the network and the outside world. They are configured to filter traffic and block unauthorized access in accordance with defined requirements.

18.	Information resources used for production purposes are separated from those used for systems development or acceptance testing.
19.	In the production environment, access to powerful system utilities and configuration parameters are available only after proper authentication.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 19 of 22
(20 November 2015_B (RESELLER))

20.

Up to date software and procedures are maintained for the purpose of detecting and preventing the proliferation of viruses and other forms of malicious code.  Note that these controls apply to internal computing environments utilized in the development and delivery of Veeva's hosted applications.  Files uploaded into Veeva's applications by Customer’s users are not opened and do not execute macros or perform similar operations, and are not screened for malicious code by Veeva’s systems.

21.	Use of the Internet is governed by clear policies/standards that apply across the enterprise.
22.	All user data is encrypted while it is in transit across an untrusted network using an approved encryption method.
23.	Network and host-based intrusion detection services are used to protect critical systems, especially Internet connected systems.

Access Control

24.	The reliability of the authentication methods employed are in line with business risk (i.e. strong authentication should be applied to ‘high-risk’ users).
25.	Access to the capabilities of the application and associated information:
-	is restricted in accordance with a defined policy
-	is enforced by automated means
26.	The use of powerful access privileges and system utilities is limited such that:
-	access procedures provide for individual accountability for actions
-	access controls are in line with business risk (i.e., the greater the risk, the more stringent the control).
27.	All access is logged (including access by system administrators, operators, development or audit staff).
28.

Logs are unalterable and arrangements are in place to enable processing to continue when they become full. Procedures are in place to check them periodically for signs of unauthorized access or changes.

29.	All servers used to provide the service are hardened to defined standards to disable non-essential or redundant services.
30.	Access mechanisms operate securely and in line with good security practice (e.g., no display of passwords, storage of passwords in encrypted form). Passwords are subject to consistent standards.
31.	Commercially standard procedures are in place to verify the identity of the user before access is granted and for security related events (for example before passwords are reset).
32.	Personnel are required to obtain authorization before they can gain access to systems and data.
33.	Authorization is controlled – directly or indirectly – by the business ‘owners’ of the applications supported by the installation. An authorizations policy controls access to data and transactions.
34.	Authorization procedures are formally defined, consistently applied and conform with commercially standard disciplines, including but not limited to:
-	establishing heightened control over the issue of special access privileges
-	ensuring termination of authorizations that are no longer required

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 20 of 22
(20 November 2015_B (RESELLER))

35.	The sign-on process supports individual accountability and enforces sound access disciplines, including:
-	suppressing information that could facilitate unauthorized use
-	validating sign-on information only after it has all been entered
-	disconnecting users after a defined number of unsuccessful sign-on attempts.
36.	Veeva makes appropriate use of secure techniques for command and control functions

(e.g., TLS, SSH, SSL enabled FTP or VPN)

Systems Development and Maintenance

37.	Changes, enhancements and developments to systems are made in accordance with a formal process.
38.	Emergency fixes and updates are made in accordance with a formal process.

Monitoring and Compliance

39.

All changes made by privileged users, including new entries, are recorded in an appropriate audit trail that shows their origin/source. Audit trails record other security related events to help demonstrate the integrity of systems and data.

40.	Veeva has formal procedures for handling security incidents (malfunctions, loss of power/communications services, overloads, mistakes by users or computer staff, access violations).
41.	Responsibility is clearly assigned for monitoring security bugs and errors and for identifying when updates/patches are required.
42.	Internet facing systems are regularly scanned for vulnerabilities.

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 21 of 22
(20 November 2015_B (RESELLER))

APPENDIX 3 TO THE STANDARD CONTRACTUAL CLAUSES

•	Salesforce Services (services branded as Force.com, Site.com, Database.com, Sales Cloud, Service Cloud, Communities and Chatter)
•	ExactTarget Services (services branded as ExactTarget, not including the services branded as Predictive Intelligence (formerly iGo Digital))
•	Heroku Services (services branded as Heroku and the Heroku API)
•	Marketing Cloud Services (services branded as Marketing Cloud, Buddy Media, Radian6, Social Studio, or Social.com)

Salesforce Data Processing Addendum -RESELLER (BCR and EU Standard Contractual Clauses	Page 22 of 22
(20 November 2015_B (RESELLER))